EXHIBIT 99.2

EVERYDAY HEALTH Q3 2014 EARNINGS CALL TRANSCRIPT

November 11, 2014 - 5:00 p.m. ET

Corporate Participants

Ben Wolin – Chief Executive Officer

Brian Cooper – Executive Vice President and Chief Financial Officer

Melanie Goldey – Senior Vice President, Strategic Planning & Investor Relations

Operator

Good afternoon. My name is Ian and I will be your conference operator today. At this time I would like to welcome everyone to the Everyday Health Q3 2014 Earnings Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. To ask a question during that time, simply press star, then one, on your telephone keypad. Thank you. Melanie Goldey, SVP of Strategic Planning & IR, you may now begin your conference.

Melanie Goldey
Thank you Ian, and good afternoon everyone. Thanks for joining Everyday Health’s third quarter 2014 earnings call. With me today are Ben Wolin, co-founder and CEO, and Brian Cooper, CFO.

During today’s call, we may make forward-looking statements, including statements regarding the company's future financial and operating results, future market conditions, and the plans and objectives of management for future operations. These forward-looking statements are not historical facts, but rather are based on our current expectations and beliefs, and are based on information currently available to us. The outcome of the events described in these forward-looking statements is subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results anticipated by these forward-looking statements, including, but not limited to those factors contained in the Risk Factors section of the company's quarterly report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 12, 2014, and in future SEC filings. All information provided in this call is as of today. Except as required by law, we undertake no obligation to update publicly any forward-looking statement made on this call to conform the statement to actual results or changes in our expectations. Also, it is Everyday Health’s policy not to comment on our financial guidance other than in public communications.

I will now turn the call over to Ben Wolin, Everyday Health’s co-founder and CEO.

Ben Wolin
Thank you, Melanie, and thank you all for joining us today. We are pleased to update our shareholders and the broader financial community on our strong Q3 performance. Brian Cooper, our CFO, will walk you through the financials in greater detail and provide guidance for the fourth quarter and the full year 2014 momentarily. But first, I’d like to highlight our key accomplishments from the third quarter, and our acquisition of DoctorDirectory which we signed yesterday and expect to close tomorrow. We are very excited about this acquisition – both in terms of the strategic fit with Everyday Health as well as the expected financial benefits.

First, from a financial perspective, we continued to deliver profitable growth during the third quarter, exceeding our plan on both revenue and adjusted EBITDA. Total revenue for Q3 was

$42.3 million, an increase of 21% over Q3 2013. Advertising & sponsorship revenue, which continues to be the growth driver for the company, totaled $37.9 million, representing 28% growth over Q3 2013. We are also pleased to report the continued expansion of our adjusted EBITDA in the quarter, which totaled $7.1 million, up 114% on a year-over-year basis.

The market dynamics and growth drivers I outlined in last quarter’s call continued to be the key drivers of revenue in the third quarter – specifically, the ongoing shift to specialty drugs across the pharmaceutical landscape; our highly-sophisticated data and analytics capabilities – which also power our Health Reach sales product; our success in mobile engagement and monetization; and the increased engagement of our audience of consumers and professionals. Let me now provide some additional color on each of these.

First, the shift in the market to specialty pharma drugs and the dramatic decline in the number of pharma sales reps are driving increased interest in digital channels as the most effective means for pharma advertisers to reach and engage both consumers and healthcare professionals in a highly targeted fashion. We expect both of these macro trends to continue over the next few years and expect the shift of marketing dollars from offline channels – primarily TV – to digital channels to continue. We clearly see this in our business – as pharma marketing remains our fastest growing advertiser category, representing over 70% of our advertising and sponsorship revenues.

Second, our Health Reach product continues to leverage our advanced data and analytics capabilities to help our customers reach targeted audiences at scale outside of the Everyday Health portfolio, wherever those users may be online. We continue to see momentum in this sales product with our customers, demonstrated by our revenue from Health Reach growing over 200% in the first nine months of 2014 versus the first nine months of 2013.

Third, we continue to be highly successful in monetizing our mobile channel. As we have mentioned before, Everyday Health’s data and analytics capabilities allow us to offer marketing solutions that monetize equally well in a mobile or desktop environment. For the third quarter, mobile revenue was up 90% versus the third quarter of 2013, and up 70% in the first nine months of 2014 versus the same period last year.

Fourth, we continue to see great engagement metrics across our flagship sites EverydayHealth.com, What to Expect, and MedPage Today. Consumers are increasingly using the Internet to make healthcare decisions and healthcare professionals are likewise relying on digital content and tools to provide better patient care and to better manage their practices. During the third quarter, visits to these 3 flagship sites grew 48% on a year-over-year basis. In addition, in the third quarter users of these 3 operated sites spent over 425 thousand hours engaging with our online patient education and disease awareness centers, representing growth of 146% over the same period last year. Finally, as I’ve mentioned in past earnings calls, the number of new registrations to our portfolio is another important metric to help evaluate the robustness and value of our user database. During the third quarter, and consistent with our plan, new registrations totaled 1.3 million.

We are excited about these positive metrics. We think there is a great market opportunity for our company as both our users and customers increasingly rely on digital engagement. We firmly believe the quality of Everyday Health’s content and tools, our success in monetizing our custom marketing solutions, Health Reach, mobile and our database put us in a terrific position to take advantage of this growing market opportunity.

Let me now turn to an exciting announcement – our acquisition of DoctorDirectory. DoctorDirectory provides pharmaceutical companies with ROI-oriented multi-channel marketing services that target healthcare professionals – or HCPs – specifically healthcare professionals that are not covered by a pharma salesforce. Today, the majority of our professional marketing programs are targeted to work in conjunction with a pharma salesforce. DoctorDirectory, however, focuses specifically on targeting those healthcare professionals that are not being reached by a pharma sales rep – an audience which is becoming increasingly important as the number of sales reps across the industry continues to decline. This capability has allowed them to service numerous brands close to, or even beyond, their loss of exclusivity or patent expiration date – which is a new market for Everyday Health. Our acquisition of this asset will greatly enhance our ability to offer our customers marketing solutions that reach their widest target audience and best drive their overall results.

As I have emphasized in the past, including last quarter’s conference call, the professional market is an extremely attractive and large market opportunity for us and this acquisition will further our progress here. It is estimated that for every dollar spent on consumer marketing, three dollars are spent marketing to HCPs, and that is why we want to continue to focus here. Our HCP marketing solutions revenue increased over 35% during the first nine months of this year compared to the first nine months of last year, and combining DoctorDirectory with our fast-growing MedPage Today asset should help further our progress in this large market segment.

Let me now briefly address our M&A strategy and how DoctorDirectory fits into this strategy. We have always been disciplined with our approach to M&A, and at the highest level we look for companies that allow us to achieve one or more of the following three strategic objectives: (1) Going deeper with our users by offering more content and tools to our large audience of consumers or HCPs; (2) going deeper with our customers by offering better products and services to these customers; and, (3) developing new growth areas across the broader healthcare landscape where a whole new customer set exists.

DoctorDirectory is highly complementary to Everyday Health in many ways and enables us to both go deeper with our users and go deeper with our customers.

With regard to our users: On last quarter’s conference call, I spent a lot of time highlighting the acceleration of our professional business MedPage Today, and specifically, the scaling of our healthcare professional audience via new and expanded partnerships with organizations such as ASCO, Mayo, and SERMO. The acquisition of DoctorDirectory will significantly expand our footprint by now allowing us to reach over two-thirds of all U.S. healthcare professionals. While professionals mostly rely on MedPage Today for news, including continuing medical education, the DoctorDirectory HCPs are registering to participate in market research and to request samples online. Offering the MedPage Today services to the DoctorDirectory audience and vice versa is a win-win for our users.

With regard to our customers: Having much greater scale with our professional audience is obviously a significant benefit to our customers. We can now better access HCPs that they have not traditionally been focused on or able to reach efficiently. Like Everyday Health, DoctorDirectory has been a real leader in providing performance-based advertising solutions to pharma companies. DoctorDirectory has developed very close relationships with its customers – they work directly with the pharma companies and the engagements are typically multi-year contracts – which highlights the strategic value they are providing to these companies. Their deep focus on ROI – that is to say, using data and analytics to drive prescription lift for advertisers – is clearly where the market is heading, and their strategy aligns nicely with how we market our solutions in the marketplace. In this regard, the DoctorDirectory acquisition is really a natural extension of our current business. We intend to leverage their expertise across sales, marketing and data and analytics to develop deeper relationships with the existing Everyday Health customer set. We also see little overlap in the brands they work with, so this acquisition allows us to add new brands – and even some new advertisers – that we did not work with before.

Lastly, with respect to any acquisition we do, it is essential that we acquire a very talented team that is a good cultural fit for us and that the acquisition works well from a financial perspective. The DoctorDirectory team – which is based in North Carolina – has great expertise in managing performance-based ROI engagements, data and analytics measurement, and navigating the medical/legal review process at pharma companies. We are very excited to have them on board.

Before I turn it over to Brian, let me wrap up by saying that I am once again pleased with our progress this quarter and remain excited about the large opportunity in front of us. The continued strength of Everyday Health, coupled with the highly strategic acquisition of DoctorDirectory, positions the combined company very well to capitalize on the expanding digital health opportunity, and to tackle new expanded growth opportunities in the broader healthcare space. Now let me turn it over to Brian.

Brian Cooper

Thanks, Ben, and thank you all for joining us today. Let me walk you through our strong Q3 financial results, which demonstrate our continued ability to deliver profitable growth to our shareholders. After reviewing our financials, I will provide additional financial information about the DoctorDirectory acquisition, and then wrap up with our outlook on the remainder of 2014. Please note that the financial results of DoctorDirectory will be included in Everyday

Health’s financial statements starting from November 12th, the expected closing date for the acquisition and will have no impact on our reported Q3 results.

Starting with revenue. The Company’s total revenue was $42.3 million in the third quarter, which represents an increase of 21% over the same period last year. Advertising and sponsorship revenue was $37.9 million in the third quarter, which represents an increase of 28% on a year-over-year basis. As our advertising and sponsorship revenues are typically generated as part of multi-quarter, or annual campaigns, it is important to look at advertising and sponsorship revenue growth on a year-to-date basis. For the first nine months of the year, advertising and sponsorship revenue growth was approximately 24% compared to the same period last year.

With regard to advertising and sponsorship revenue drivers: Our customer strategy remains consistent: go deeper with our established customer base of advertisers, which includes the largest pharmaceutical and consumer-packaged-goods companies in the world. These customers typically have dozens, if not hundreds of individual brands. Our growth is the result of both bigger campaigns with existing brands, as well as new brands at the same advertiser. The success of this strategy is best measured by looking at the Company’s average revenue per advertiser and the advertising revenue growth of our top 30 customers.

In Q3, the Company executed campaigns for approximately 175 advertisers. The average revenue per advertiser was approximately $217 thousand, an increase of 31% on a year-over-year basis. For the first nine months of the year, the Company executed campaigns for approximately 275 advertisers. The average revenue per advertiser was approximately $395 thousand, representing an increase of approximately 29% on a year-over-year basis.

With respect to our top 30 customers, which we believe represent the vast majority of health-related advertising, I am proud to report that on a year-to-date basis we grew revenues approximately 47% compared to the same period last year.

Pharma continues to be our fastest-growing category of advertisers, representing over 70% of advertising and sponsorship revenue in Q3. We continue to benefit from pharma companies moving more of their marketing dollars to digital channels and from our ability to offer highly-targeted, data-driven marketing solutions.

Finally, mobile continues to be a large contributor to our growth – in Q3, mobile revenue was up 90% on a year-over-year basis. This demonstrates our ability to scale across multiple platforms and the value of our data and analytics platform, which allow us to monetize regardless of channel.

Focusing now on profitability. Our partnership-based platform continues to provide leverage, resulting in third quarter gross profit and gross margin of $31.3 million and 74%, respectively. This represents year-over-year improvements of 23% and 144 basis points, respectively. The Company’s Q3 adjusted EBITDA and adjusted EBITDA margin totaled $7.1 million and 17%, respectively, representing year-over-year improvements of 114% and 733 basis points, respectively. We continue to look closely at our adjusted EBITDA flow-through as a key metric of leverage, and for the first nine months of the year, our adjusted EBITDA flow-through on incremental revenue was approximately 53%, which is in line with our expectations.

Now to Earnings per Share. In the third quarter, our weighted average common shares outstanding for basic and diluted calculations were approximately 30.4 and 33.1 million shares, respectively, and our Non-GAAP earnings per share on a basic and diluted basis were both $0.08. The earnings release we issued today provides a detailed reconciliation of GAAP to Non-GAAP financial performance, as well as a detailed reconciliation of adjusted EBITDA to net income or net loss.

Regarding the Company’s balance sheet, we closed Q3 with approximately $57 million in cash and $40 million outstanding of term debt.

Before turning to Q4 guidance – I want to highlight two important transactions. First, on November 10th, we signed a definitive agreement to acquire DoctorDirectory. We expect the transaction to close tomorrow when the banks and government offices re-open. The acquisition is expected to provide significant strategic and financial benefits to the Company. The purchase price was $65 million, funded by existing cash and drawing down further on our credit facility. Strategically, DoctorDirectory’s very large database of healthcare professionals, deep client relationships and sophisticated ROI marketing expertise will accelerate the growth of our marketing solutions that target healthcare professionals, which represent the large majority of overall pharmaceutical marketing dollars. From a financial perspective, we evaluated the acquisition both in terms of DoctorDirectory’s growth in advertising revenue – their core revenue stream - and EBITDA margin profile.  For context, in 2013, DoctorDirectory had advertising revenue of approximately $15 million, has been growing at a faster pace than our business, and was also operating at margins which currently exceed that of our total business. We will begin to consolidate the financial results of DoctorDirectory from the date of the acquisition, and as DoctorDirectory will be fully integrated into our existing professional business, we will not be separately breaking out the results of DoctorDirectory in the future.

The second transaction I’d like to highlight, is that in connection with the acquisition, we expanded our existing credit facility from $75 million to $115 million – consisting of $60 million in term debt and $55 million in a revolver. The interest rate and other terms remain essentially unchanged, and post-closing of DoctorDirectory, the Company will have approximately $90 million in debt outstanding under this credit facility and approximately $45 million in cash and cash equivalents.

Let me now turn to our financial outlook. In Q4, we anticipate total revenue growth to be approximately 19% at the midpoint of the range provided in today’s press release, and advertising and sponsorship revenue growth of approximately 23% at the midpoint of the range. This guidance assumes that DoctorDirectory will contribute approximately 620 basis points to our advertising and sponsorship revenue growth. Therefore, we can re-affirm our implied stand-alone Q4 revenue guidance we provided back in August.

Adjusted EBITDA growth for Q4 is expected to be approximately 28.4% at the midpoint of the range, which is inclusive of approximately 530 basis points of growth from DoctorDirectory. As with our revenue guidance, we can re-affirm our implied Q4 stand-alone EBITDA guidance that we provided in August.

For the full year 2014, total revenue growth is expected to be approximately 18.4% at the midpoint of the range, advertising and sponsorship revenue growth of approximately 23.4% at the midpoint, and Adjusted EBITDA growth of approximately 63.4% at the midpoint.

We are very pleased with our continued delivery of profitable growth in Q3. Our core business remains very strong, and the highly-strategic acquisition of DoctorDirectory will allow us to continue on the path towards achieving our long-term adjusted EBITDA margin goal of 30-35%. Let me now turn it back over to Ben.

Ben Wolin

Thanks, Brian. As I said, we are executing well on our business objectives and we are committed to delivering profitable growth to our shareholders. Our strong Q3 advertising and sponsorship revenue growth was the fifth quarter out of the last six quarters where we achieved over 20% advertising revenue growth. We are very excited about our acquisition of DoctorDirectory and the successful execution of our strategies, as demonstrated in our third quarter results. With that, let me open it up to questions.

Question-and-Answer Session

Operator

At this time, I’d like to remind everyone, to ask a question, please press star, and the number one, on your telephone keypad. Your first question comes from the line of Douglas Anmuth at JPMorgan. Your line is open.

Douglas Anmuth - JPMorgan

Great. Thanks for taking the question. Guys, can you give us some color just on how the acquisition came about and how long you’ve been following DoctorDirectory, how long you’ve known them? And then just a little bit more on why you think now is the right time. And then can you also just talk a little bit about some of the things you are doing on the payor side of the business as well and the potential in terms of seeking other partnerships there beyond Mayo as well. Thanks.

Ben Wolin

Sure thing. In terms of DoctorDirectory, we’ve been following the company for a couple of years now and I’ve known them well and I’ve been quite impressed with their ability to deliver great results for their end customers. In terms of the strategic rationale of why now, when we looked at our own business and how they were progressing as well, we thought it made a lot of sense to combine the two companies. I think the three main reasons that should really stand out for you is one was their progress on and focus on non-called on physicians, so the pharma offerings that were not focused on a doctor that was being pursued by a sales rep. Second is their traction with brands that are close to or beyond their loss of exclusivity. And third really is their sophisticated ROI solutions that we think are going to apply both to their own business as well as ours. It’s really the combination of those three things applied to our business that we thought made a lot of sense to bring these two companies together.

In terms of your second question, Doug, payors and providers, I think that we have continued to make progress there. I think it’s still early days. We highlighted the recent acquisition – sorry, the recent hiring of Miki Kapoor who brings a tremendous amount of experience to that category. He’s two months into his stint here. So I think it’s still a little early to have specific deals to announce, but we’re quite bullish that we’re going to be able to make a lot of progress here in 2015 and 2016.

Operator

Your next question comes from the line of Stephen Ju - Credit Suisse. Your line is now open.

Stephen Ju - Credit Suisse

Thanks. So Brian, I’m wondering if I can dig in a little bit on the internal advertiser and the spending per advertiser metrics and what’s causing the variation. It looks like your advertiser count is up sequentially while the average spend is down sequentially, which seems a bit counterintuitive to me. So any more details you can share on what’s happening? And Ben, I think the message to investors as you were going public was the consumer reach for specialty pharma companies. I don’t want to put words into your mouth here, but it seems the greater strategic rationale for the acquisition was on the healthcare provider side. So any more color you can provide there will be helpful. Thanks.

Ben Wolin

Thanks for the question, Stephen. I’ll take the second question first. In terms of the focus of the business, certainly we have seen a shift to specialty pharma as being a big tailwind for our business. Specialty pharma’s marketing however, both to consumers and physicians. And so by adding in DoctorDirectory, we really are going to bolster our specialty pharma solution. We’re going up to about two thirds of all HCPs reachable in the US. And if you’re marketing any product to a physician, it’s going to make more and more sense to work with a company like ours. I view this acquisition really as something that is going to propel our progress with pharma and the specialty products that they’re marketing. In terms of the second question, I’ll hand it over to Brian who can talk about revenue per advertiser.

Brian Cooper

Sure. So Stephen, I think as we’ve shared with you before, we really think about the metrics and the fundamentals of the business on a year over year basis, not necessarily on a sequential basis. Our advertising revenue is subject to the media cycles and certain seasonality which takes place within those cycles. When we are really looking at evaluating our success, what we really are is looking at the year over year performance. And here we were particularly pleased that in the third quarter, our average revenue per advertiser was up 31% on a year over year basis.

Operator

Moving on to the next question. We have Steven Rubis from Stifel. Your line is now open.

Steven Rubis - Stifel Nicolaus

Hi, Ben, hi Brian, hi Melanie, congratulations on a good quarter and congratulations on what seems to be a really solid acquisition. Can you talk about any perceived integration issues or does it seem like it’s going to be a very smooth integration given their deep focus on analytics?

Ben Wolin

Hello Steve. I think we have done a lot of integration planning here and as you know this isn’t the first acquisition the company has done. In fact our progress in the professional category, which we keep highlighting, really started with an acquisition of MedPage Today several years ago. The company has a lot of experience in integrating assets and I think that from the perspective of this acquisition, DoctorDirectory really is a very natural extension of what we’re already doing, whether that is using data and analytics or penetrating our core customer set deeper and deeper. They do offer these I would say enhanced capabilities in some of their ROI solutions. They do focus on a slightly different segment of pharma. But I think from an integration standpoint, we’re quite confident that we’re going to be able to integrate the assets quite quickly.

Steven Rubis - Stifel Nicolaus

Great. Do you think that this will give you an opportunity to change pricing structures or go-to-market strategy? I looked at their website and they have some pretty progressive types of campaigns. For instance, one of their issues I think IncreaseRx is where the advertiser doesn’t pay until script is actually written and turned into revenue. Does that represent a big opportunity for you guys as well?

Ben Wolin

Yeah, absolutely. At the end of the day what we’ve always said is regardless of the pricing model, you’ve got to be able to show lift for your advertisers in this category. DoctorDirectory is taking that to an extreme as you emphasize here where they have 100% gain share models in which they only get paid when they’re generating script lift. You obviously have to be quite good at your business if the only way that you’re going to get paid is based on that ROI. And that’s something that Everyday Health is really excited about and has been innovating on in the last several years. It’s more tools in the toolkit for us to go out and provide great solutions to pharma.

Steven Rubis - Stifel Nicolaus

Great. My last question and I’ll jump back in the queue. You talked about this focus on loss of exclusivity clients or client base. Can you talk about why now? Is the client base more focused on say typical molecules or biosimilars, any sort of -- and why is now the right time to be entering that market?

Ben Wolin

Sure thing. The reason why they have made progress with brands that are close to their LOE date or beyond their LOE date is if you go back to their area of focus, which is really on helping pharma reach the physicians that their sales force is not calling on, in many cases the brands that are close to LOE or beyond have completely cut their salesforce or greatly reduced it. And so the brands that they’re focused on really are often at a later stage in their life cycle, which is different than some of the brands that we have focused on in the past. They have a slightly different focus in terms of the parts of pharma that they are penetrating. In terms of why does that makes great sense to us now, the number of brands that continue to get close to the LOE date or beyond is quite large. It represents many, many billions of dollars of revenue inside of pharma and in some ways we look at this as expanding our market opportunity even within the same core customer set.

Operator

At this time, I’d like to remind everyone, to ask a question, please press star, and the number one, on your telephone keypad. You next question comes from Sandy Draper at SunTrust. Your line is now open.

Sari Newman - SunTrust Robinson Humphrey

Thanks for taking my questions. This is actually Sari Newman in for Sandy. I was wondering if you guys can provide any color on the initial feedback you’re hearing from your pharma customers about their digital marketing budgets and advertising strategy for next year. Then as a follow up, around what percent of your revenue next year or this year do you expect -- next year do you expect to be tied to patented drugs that are set to expire in 2015? Thanks.

Ben Wolin

Sure thing. In terms of 2015, it’s still early in the planning process. We’ll update our guidance on the next call in February around numbers and forecast. In terms of the percentage of revenue coming from drugs that are off patent, prior to the DoctorDirectory acquisition I would have told you that that would have been a rather small number, around the 5% range. Now with DoctorDirectory focusing on these late stage products, some that are beyond LOE, that’s going to change some of that dynamic inside of our business. And that’s one of the things that we’re so excited about, we now have an offering that really focuses on a brand that has now moved beyond patent expiration. We really are furthering our mission of being as full service as possible to pharma regardless of the stage of the drug that they’re marketing.

Sari Newman - SunTrust Robinson Humphrey

Thanks. That’s really helpful color. Then one more question regarding the continued strength in mobile revenue growth. Is this growth being driven more from the consumer side, physician side or both? Then how far along would you characterize both your consumer advertisers and physician advertisers with incorporating a mobile component into their advertising strategy versus a year or two ago?

Ben Wolin

So in terms of where the revenue is coming from, it’s definitely coming from both marketing to physicians and consumers. And as you know, when we sell, we sell 360 to our customers. So we’re selling both the integrated consumer and professional campaigns. In terms of their evolution, it certainly is a lot better than it was two years ago. But there’s still a long way to go in terms of everything from mobile optimizing creative to having a CRM that works well in a mobile environment. I would say it’s still early innings in terms of pharma penetrating the mobile audience.

Operator

There are no further questions. This does conclude today’s conference call. Thank you.